Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
2550 Hanover Street
Palo Alto, CA 94304-1115

December 3, 2021

Immersion Corporation
330 Townsend Street, Suite 234,
San Francisco, CA 94107

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Immersion Corporation,, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 4,380,470 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).
We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.
The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP